Exhibit 99.1

BioCardia Late Breaking Echocardiography Clinical Results from CardiAMP HF Trial Presented at Technology and Heart Failure Therapeutics (THT)

Echocardiography outcomes show treated patients having reduced negative remodeling of heart volumes

SUNNYVALE, Calif., March 3, 2026 (GLOBE NEWSWIRE) – BioCardia, Inc. [Nasdaq: BCDA], a developer of cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary diseases, today reported late breaking echocardiography results from its Phase III clinical trial for ischemic heart failure of reduced ejection fraction (HFrEF), which affects millions of patients in the United States.

The clinical results were presented by Dr. Amish Raval, M.D., Professor of Medicine at University of Wisconsin School of Medicine and Public Health and CardiAMP HF Trial National Co-Principal Investigator, in the late breaking clinical trial oral presentation session of the Technology and Heart Failure Therapeutics (THT) on behalf of the CardiAMP HF Investigators. The presentation was titled: Autologous Cell Therapy May Curb Pathological Ventricular Remodeling in Chronic Ischemic HFrEF Patients Selected for Favorable Cell Characteristics - Late Breaking Echocardiography Results from the CardiAMP HF Trial.

Dr. Raval reported that patients receiving the autologous CardiAMP cell therapy under investigation demonstrated positive evidence of decreased pathological left ventricular remodeling over time compared to patients not receiving the treatment. These results correlated to findings for the trial primary and key secondary endpoints of reduced fatal and non-fatal major adverse cardiovascular events and improved quality of life measures for treated patients. Echocardiography outcomes were measured by the blinded echo cardiography core laboratory at the Yale University Cardiovascular Research Group. The Yale core laboratory measured both left ventricular end diastolic volume, when the heart ventricle is fully dilated (p = 0.06), and left ventricular end systolic volume, when the heart is fully contracted (p=0.09). For the prespecified subgroup of patients having elevated biomarkers of heart stress, the differences between the treated and control patients were both clinically meaningful (>20ml/m2 and 15 ml/m2, respectively) and statistically significant (p = 0.02 and p = 0.01, respectively).

“In patients with baseline elevated NTproBNP levels, a biomarker of myocardial stress, CardiAMP treatment is associated with less adverse cardiac remodeling according to core-lab measured left ventricular volumes, “said Wilson Tang, MD, Professor of Medicine, Research Director of Heart Failure and Transplant, at Cleveland Clinic in Cleveland Ohio, and member of the Executive Steering Committee for the CardiAMP HF trials.

“The burden of heart failure continues to grow, cardiac ischemia dominates the cause, and the impact of current pharmaceuticals remains limited,” said Carl Pepine, MD, MACC, Professor of Medicine at University of Florida at Gainesville, and Co-National Principal Investigator for the CardiAMP HF trial.  Today’s results from the CardiAMP-HF cell therapy trial are promising and show the potential of optimally targeting subgroups for treatment.”

BioCardia believes these results provide additional evidence in support of benefit for the CardiAMP Cell Therapy for patients with ischemic heart failure of reduced ejection fraction. Reduced ventricular size in ischemic heart failure has long been recognized as highly prognostic for more positive long-term outcomes for patients.1, 2

Today’s presentation is available on the BioCardia website: THT2026 CardiAMP HF

About CardiAMP Autologous Cell Therapy

Granted FDA Breakthrough designation, CardiAMP Cell Therapy uses a patient’s own bone marrow cells delivered to the heart in a minimally invasive, catheter-based procedure intended to increase capillary density and reduce tissue fibrosis of myocardial tissue to address microvascular dysfunction. Clinical development of the CardiAMP Cell Therapy for heart failure is supported by the Maryland Stem Cell Research Fund and is reimbursed by Centers for Medicare and Medicaid Services (CMS). CAUTION - Limited by United States law to investigational use.

About BioCardia®

BioCardia, Inc., headquartered in Sunnyvale, California, is a global leader in cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary disease. CardiAMP® autologous and CardiALLO™ allogeneic cell therapies are the Company’s biotherapeutic platforms with three cardiac clinical stage product candidates in development. These therapies are enabled by its Helix™ biotherapeutic delivery and Morph® vascular navigation product platforms, and soon the Heart3D™ fusion imaging platform. BioCardia selectively partners on biotherapeutic delivery with peers developing important biologic therapies.  For more information visit www.biocardia.com.

References

1.

Kramer DG, Trikalinos TA, Kent DM, Antonopoulos GV, Konstam MA, Udelson JE. Quantitative evaluation of drug or device effects on ventricular remodeling as predictors of therapeutic effects on mortality in patients with heart failure and reduced ejection fraction: a meta-analytic approach. J Am Coll Cardiol. 2010 Jul 27;56(5):392-406. doi: 10.1016/j.jacc.2010.05.011. PMID: 20650361; PMCID: PMC4523221.

2.

Ito K, Li S, Homma S, Thompson JLP, Buchsbaum R, Matsumoto K, Anker SD, Qian M, Di Tullio MR; WARCEF Investigators. Left ventricular dimensions and cardiovascular outcomes in systolic heart failure: the WARCEF trial. ESC Heart Fail. 2021 Dec;8(6):4997-5009. doi: 10.1002/ehf2.13560. Epub 2021 Sep 20. PMID: 34545701; PMCID: PMC8712869.

Forward Looking Statements

This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include, among other things, statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations. Such risks and uncertainties include, among others, the inherent uncertainties associated with developing new products or technologies, regulatory approvals, unexpected expenditures, the ability to raise the additional funding needed to continue to pursue BioCardia’s business and product development plans, the ability to enter into licensing and partnering arrangements, and overall market conditions. These forward-looking statements are made as of the date of this press release, and BioCardia assumes no obligation to update the forward-looking statements.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey the uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from the forward-looking statements contained in this press release. Factors that could cause or contribute to such differences include, but are not limited to, the Company’s liquidity position and its ability to raise additional funds, as well as the Company’s ability to successfully progress its clinical trials. As a result of these factors, we cannot assure you that the forward-looking statements in this press release will prove to be accurate. Additional factors that could materially affect actual results can be found in BioCardia’s Form 10-K filed with the Securities and Exchange Commission on March 26, 2025, under the caption titled “Risk Factors” and in its subsequently filed Quarterly Reports on Form 10-Q. BioCardia expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

###

Media Contact:
Miranda Peto, Marketing / Investor Relations
Email: mpeto@BioCardia.com
Phone: 650-226-0120

Investor Contact:
David McClung, Chief Financial Officer
Email: investors@BioCardia.com
Phone: 650-226-0120